UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 2, 2005

BORLAND SOFTWARE CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-16096	94-2895440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Enterprise Way
Scotts Valley, California 95066-3249
 (Address of principal executive offices, including zip code)

(831) 431-1000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

In January 2005, the Compensation Committee of the Board of Directors (the "Committee") of Borland Software Corporation (the "Company") undertook a review of Dale L. Fuller's, the Company's president and chief executive officer, total compensation. As part of its review, the Committee took into consideration that fact that all of Mr. Fuller's stock options became fully vested on December 29, 2002 and that he had received no other stock options or other equity award since December 2000. The Committee also reviewed total compensation data of chief executive officers from peer group companies, the Company's performance over the last year and Mr. Fuller's contribution to the Company. Based on its review and in order to aid in retention, on February 2, 2005, the Compensation Committee granted Mr. Fuller a stock option grant for 500,000 shares of stock pursuant to the Company's 2002 Stock Incentive Plan.

This option grant provides for monthly vesting over the 48 months following the date of grant as well as acceleration of all of the unvested shares subject to such grant in the event: (i) of a change in control of the Company, (ii) if Mr. Fuller is terminated by the Company without Cause (as that term is defined in his employment agreement), or (iii) upon Mr. Fuller's Constructive Termination (as that term is defined in his employment agreement). The option grant shall remain exercisable for a twenty-four (24) month period measured from the date of termination of employment, provided however, that the option shall not be exercisable in any event after the date which is ten (10) years following the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BORLAND SOFTWARE CORPORATION

/s/ Timothy J. Stevens

Timothy J. Stevens Senior Vice President and General Counsel

Date: February 4, 2005